PRESS RELEASE


                                                                        Contact:
                                                                  Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                  (309) 736-3580


FOR IMMEDIATE RELEASE
October 22, 2002

                               QCR Holdings, Inc.

     Announces Gain from Sale of a Portion of Merchant Credit Card Business

         QCR Holdings, Inc. (NASDAQ / QCRH) today announced that its wholly owned subsidiary, Quad City Bancard, Inc. ("Bancard"), has completed the sale of its Independent Sales Organization related merchant credit card operations to iPayment, Inc. ("iPayment") in a transaction that will result in a gain of approximately $1.2 million, or $.44 per share.

         "Historically, Bancard's largest source of revenue has been derived from providing merchant credit card processing to merchants of Independent Sales Organizations ("ISOs")," said Doug Hultquist, President and Chief Executive Officer. He added, "iPayment recently acquired the two large ISOs that provide nearly 75% of Bancard's ISO processing volume. As a result of these acquisitions, iPayment planned to move this ISO volume to another provider. During our negotiations with iPayment regarding the compensation that Bancard was to receive for this transfer of processing volume, we identified an opportunity to sell to iPayment all of Bancard's ISO related merchant credit card operations."

         As part of the transaction, Bancard is also selling to iPayment all of the merchant credit card processing relationships owned by Bancard's ISO subsidiary, Allied Merchant Services, Inc.

         Mr. John Schricker, President of Quad City Bancard, Inc., plans to semi-retire in November of 2002, and will provide consulting assistance to Bancard and the Company during a several month transition period as Bancard shifts its operational focus to providing merchant processing services exclusively for Quad City Bank & Trust and Cedar Rapids Bank & Trust local merchants and cardholders, and approximately 80 agent banks that have contracted with Bancard to provide these same services. Mr. Bill Brockway, Executive Vice President of Bancard, will leave Bancard in November of 2002 to pursue other opportunities in merchant credit card processing.

         Michael Bauer, Chairman of the Company added, "While the ISO related operations of Bancard have been very profitable for the Company since their inception in 1994, we have determined that for several business reasons this is an appropriate time to exit that portion of our merchant credit card processing business. We were extremely fortunate to have two of the most experienced and talented merchant credit card processing veterans in our organization for the past eight years. On behalf of the entire Company, I want to thank John and Bill for their efforts to make Bancard a financial success. Bancard has been a material part of our earnings, particularly in our early years when the performance of Quad City Bank & Trust was more uncertain."

          "We anticipate recognizing a gain of approximately $1.2 million, or $.44 per share in the current quarter," said Todd Gipple, Executive Vice President and Chief Financial Officer. He added, "While the termination of Bancard's ISO related processing will reduce future earnings from this subsidiary, we believe that we are being well paid to exit that segment of the merchant credit card business. In addition, we believe that Bancard can be profitable in its continuing business of providing credit card processing for the local merchants and cardholders of our subsidiary banks and agent banks."

         The Company plans to release operating results for the first fiscal quarter ended September 30, 2002 on October 23, 2002, the date of the Company's annual stockholders' meeting. Since the Company's formation in February 1993, its fiscal year end has been June 30th. On August 21, 2002, the Company's Board of Directors approved a change in the fiscal year end to December 31st. The Company will file a Form 10-K with the Securities and Exchange Commission for the transition period July 1, 2002 through December 31, 2002.

         QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City and Cedar Rapids communities via its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, and Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in merchant credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois.

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         Special  Note  Concerning  Forward-Looking  Statements.  This  document
(including information  incorporated by reference) contains, and future oral and
written   statements   of  the  Company   and  its   management   may   contain,
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the
Company.   Forward-looking   statements,   which  may  be  based  upon  beliefs,
expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

         A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business;
(iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


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